As filed with the Securities and Exchange Commission on April 26, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LJ INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

British Virgin Islands
(State or other jurisdiction
of incorporation or organization)

Not Applicable
(I.R.S. Employer Identification No.)

Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
011-852-2764-3622
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7131
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies of all communications to:

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7131
Facsimile: (303) 770-7332

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each		offering	aggregate	Amount of
class of securities	Amount to be	price per	offering	registration
to be registered	registered(1)	share	price (3)	fee (3)
Common Stock, $.01 par value	500,000 shares(2)	(3)	$1,740,000	$204.80

(1)	Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“Shares”) which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2)	Represents 500,000 shares of common stock issuable upon exercise of warrants held by the selling shareholder.

(3)	Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(i) of the Securities Act of 1933, as amended, based on the maximum amount of consideration to be received by the Registrant in connection with the exercise of the warrants ($1,740,000).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 26, 2005

PROSPECTUS

LJ INTERNATIONAL INC.

500,000 SHARES OF COMMON STOCK

     Pursuant to a Consulting Agreement dated as of April 5, 2005, we issued warrants to purchase 500,000 shares of our common stock to the Selling Shareholder. This prospectus relates to the resale from time to time of the 500,000 shares of our common stock issuable upon exercise of the warrants by the Selling Shareholder described in the section entitled “Selling Shareholder” on page 13 of this prospectus.

     Our common stock is currently traded on the Nasdaq National Market under the symbol “JADE.” The closing price of our common stock on the Nasdaq National Market on April 21, 2005 was $2.50 per share.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     Our principal executive office is located at Unit #12, 12/F, Block A, 21 Man Lok Street,

     Hung Hom, Kowloon, Hong Kong, and our telephone number is 011-852-2764-3622.

     Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated _______________, 2005.

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.ljintl.com.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We have filed a registration statement on Form F-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update and in some cases supersede the information in the registration statement. The documents that we have previously filed and that are incorporated by reference include the following SEC filings (File No. 0-29620):

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

•	Each of our Reports on Form 6-K filed since March 31, 2004;

•	Our proxy statement for our annual meeting of shareholders held on June 25, 2004; and

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed February 20, 1998 together with all amendments and reports filed for the purpose of updating that description.

     All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. Upon your oral or written request, we will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Attention: Corporate Secretary
Telephone: 011-852-2764-3622
Facsimile: 011-852-2764-3783

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 7 of this prospectus.

LJ International Inc.

     We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.

     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers that need specialized product development services, and through a marketing relationship with International Jewelry Connection (IJC) for those customers that need higher levels of service and training.

     We organize our marketing and distribution strategies by retail distribution channels. Concepts are developed for the specific needs of different market segments. We have identified the following as prime retail targets:

•	fine jewelers;

•	national jewelry chains;

•	department stores;

•	TV shopping channels; and

•	discount chain stores.

     For the fiscal years ended December 31, 2003 and 2004, approximately 74% and 73% of our sales were in North America.

     We were incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on January 30, 1997.

The Offering

Securities Offered by the Selling Shareholder	500,000 shares of common stock which are issuable upon exercise of warrants.

Common Stock Outstanding as of April 5, 2005:	13,109,658 shares

Use of Proceeds	We will not receive any of the proceeds of the sales of the common stock by the selling shareholder but we may receive up to $1,740,000 from the exercise, if any, of the 500,000 warrants by the selling shareholder for cash.

Risk Factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” on page 7.

Nasdaq National Market Symbol	“JADE”

The outstanding number of shares assumes that there has been no exercise of the following options and warrants to purchase shares of our common stock:

•	up to 2,296,000 shares which are reserved for issuance upon exercise of the 2,296,000 currently outstanding options under our 1998 Stock Compensation Plan

•	up to 4,000,000 shares which are reserved for issuance upon grants of options under our 2003 Stock Compensation Plan, of which 1,258,000 options are currently issued and outstanding

•	warrants to purchase 80,000 shares at $4.57 per share through May 31, 2005 which we granted to a former financial consultant on June 1, 2001, for services rendered in connection with corporate development

•	warrants to purchase 200,000 shares at $3.00 per share through August 15, 2006, which we granted to The Bauer Partnership, Inc. on August 16, 2001, in connection with a proposed debt placement which was never completed

•	warrants to purchase 484,221 shares at $2.98 per share through September 3, 2009 which we sold to a group of investors pursuant to a private placement offering on September 1, 2004

•	warrants to purchase 500,000 shares at exercise prices ranging from $2.80 to $4.50 per share through April 4, 2008 which we issued to the Selling Shareholder pursuant to a consulting agreement (which underlying shares are being registered by this prospectus)

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We depend upon one customer for at least 10% of our sales and we cannot be certain that these sales will continue. If they do not, our revenues will likely decline.

     Although we sell to a large number of customers in a variety of markets, at least 10% of our sales involves offerings to one customer. For the fiscal years ended December 31, 2003 and 2004, this customer accounted for approximately 9% and 11% of our sales. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contracts with it, who orders only on a “purchase order” basis. The loss of this customer or a significant reduction in its orders would have a materially adverse effect.

We are controlled by one of our existing shareholders, whose interests may differ from other shareholders.

     Our largest shareholder beneficially owns or controls approximately 27.7% of our outstanding shares as of December 31, 2004. Accordingly, he has controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all, or substantially all, of our assets, election of directors, and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.

We face significant competition from larger competitors.

     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

There are numerous factors relating to the operations of our business that could adversely affect our success and results.

     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:

•	technological developments in the mass production of jewelry;

•	our ability to meet the design and production requirements of our customers efficiently;

•	the market acceptance of our customers’ jewelry;

•	increases in expenses associated with continued sales growth;

•	our ability to control costs;

•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins;

•	our capacity to develop and manage the introduction of new designed products; and

•	our ability to compete.

     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.

Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.

     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.

Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.

     We have obtained fire, casualty and theft insurance aggregating approximately $35.0 million, covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.

Sales of our jewelry to retailers are generally stronger during the quarter ending December 31 of each year due to the importance of the holiday selling season.

     The approximately 34% of our sales during the fiscal year ended December 31, 2004 to our TV shopping channel customers was not seasonal in nature. It has been our management’s experience that the remaining 66% of our total sales is seasonally sensitive and is greater during the quarter ending December 31 of each year.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.

     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

There is a risk that forward-looking statements may not come true.

     This prospectus and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties. We use words such as “believe”, “expect,” “anticipate,” “plan” or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of February 28, 2005:

•	on an actual basis (unaudited); and

•	on an as adjusted basis to give effect to the sale of an assumed 500,000 shares upon exercise of the warrants for cash, and the application of the net proceeds we may receive for our shares. The 500,000 shares assumes that an aggregate of $1,740,000 is raised upon exercise. The actual change in common stock and additional paid-in capital will depend on the actual number of warrants exercised, and whether they are paid for by cash or on a “cashless” basis.

All data in the following table is unaudited.

	February 28, 2005
	(in thousands, except share data)
	(unaudited)
	Actual	As Adjusted
Long-term debt, net of current maturities	—	—

Shareholders’ Equity:
Common Stock, $.01 par value per share:
100,000,000 shares authorized, 12,904,658 shares issued and outstanding actual, and 13,404,658 shares issued and outstanding as adjusted	$129	$134
Additional paid-in capital	25,176	26,911
Retained earnings	10,411	10,411
Exchange translation reserve	(175)	(175)
Unearned compensation	(37)	(37)

Total shareholders’ equity	35,504	37,244

Total Capitalization	35,504	37,244

SELLING SHAREHOLDER

     By this prospectus, we are registering 500,000 shares of common stock that may be acquired by Hong Kong Capital Advisors Limited, a Hong Kong company (the “Selling Shareholder”), upon exercise of certain warrants. Pursuant to a consulting agreement dated as of April 5, 2005, we issued warrants to purchase 500,000 shares to the Selling Shareholder as compensation for their services as our consultant. Each warrant entitles the holder to purchase one share of common stock at the following prices per share at any time through April 4, 2008:

Exercise Price	No. of Warrants
$2.80	50,000
$3.00	150,000
$3.50	150,000
$4.00	100,000
$4.50	50,000

Total	500,000

The warrants also contain a “cashless” exercise feature. For a description of the warrant, see Exhibit 4.3 to the registration statement.

     We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to the Selling Shareholder in connection with the registration of these shares.

     The 500,000 shares which are issuable upon exercise of the warrants may be sold from time to time by or for the account of the Selling Shareholder, who is not affiliated with us other than as our current consultant. The Selling Shareholder does not own any other shares of our common stock. None of the proceeds from the sale of the common stock issuable upon exercise of the warrants will be received by us. The Selling Shareholder will pay all brokerage discounts or commissions attributable to the sale for its account. We are not aware of any existing agreement with any broker with respect to the sale of the common stock.

     The Selling Shareholder’s address is 8th Floor, Henley Building, 5 Queen’s Road, Central, Hong Kong.

USE OF PROCEEDS

     The Selling Shareholder will receive the net proceeds from the sale of its shares of common stock. We will not receive any proceeds from these sales. We may, however, receive proceeds from the exercise of the 500,000 warrants. The purchase price is payable in cash or on a “cashless exercise” net basis. If all of the warrants are exercised for cash, we will receive up to $1,740,000.

DETERMINATION OF OFFERING PRICE

     The Selling Shareholder may use this prospectus from time to time to sell its common stock at a price determined by it. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

     The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

     The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because the Selling Shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholder.

     We intend to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the

Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws (or any comparable jurisdictional law for the British Virgin Islands). In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

     We have previously registered our common stock under the Exchange Act by filing a Form 8-A on February 20, 1998.

LEGAL MATTERS

     Certain legal matters have been passed upon for us as to U.S. law by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111. Andrew N. Bernstein, Esq., the sole shareholder of Andrew N. Bernstein, P.C., owns options to acquire 100,000 shares of our common stock at $2.00 per share at any time until April 30, 2008.

EXPERTS

     Our audited consolidated financial statements as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2004 and 2003, the eight-month period ended December 31, 2002 and the year ended April 30, 2002 have been incorporated by reference in this prospectus in reliance upon the report of Moores Rowland Mazars, Hong Kong, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES OF THE ISSUE

     The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the 500,000 shares of common stock being registered on behalf of the Selling Shareholder. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Shareholder (including fees and expenses of our counsel), except for the underwriting discount and for legal fees of any counsel selected by them.

SEC Registration Fee	$205
Legal and accounting fees and expenses	22,000
Filing, printing and mailing expenses	1,000
Miscellaneous	795

Total	$24,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     The Company may obtain a directors’ and officers’ insurance policy.

Item 9. Exhibits.

Exhibit No.	Name of Exhibit
4.1	Specimen certificate for common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, File No. 333-7912 and incorporated by reference)

Exhibit No.	Name of Exhibit
4.2	Consulting Agreement dated as of April 5, 2005 by and between the Company and Hong Kong Capital Advisors Limited

4.3	Form of Common Stock Purchase Warrant issued in connection with the Consulting Agreement

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Moores Rowland Mazars, independent auditors

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

Item 10. Undertakings.

     (a) Rule 415 Offerings.

     The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

          (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) File a post-effective amendment to the registration statement to include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering.

     (b) Filings Incorporating Subsequent Exchange Act documents by reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for acceleration of effective date.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on April 26, 2005.

LJ INTERNATIONAL INC.
By:	/s/ YU CHUAN YIH
Yu Chuan Yih
Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ YU CHUAN YIH	President, Chief Executive Officer	4/26/05
and Chairman of the Board of
Yu Chuan Yih	Directors (Principal Executive
Officer)

/s/ KA MAN AU	Chief Operating Officer and	4/26/05
Director
Ka Man Au

/s/ HON TAK RINGO NG	Chief Financial Officer	4/26/05
(Principal Financial and Accounting
Hon Tak Ringo Ng	Officer) and Director

/s/ LIONEL C. WANG	Director	4/26/05

Lionel C. Wang

/s/ PO YEE ELSA YUE	Director	4/26/05

Po Yee Elsa Yue

/s/ ANDREW N. BERNSTEIN	Authorized Representative in the	4/26/05
United States
Andrew N. Bernstein

EXHIBIT INDEX

Exhibit		Page
Number	Description of Exhibit	Number
4.1	Specimen certificate for common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, File No. 333-7912 and incorporated by reference)	—

4.2	Consulting Agreement dated as of April 5, 2005 by and between the Company and Hong Kong Capital Advisors Limited

4.3	Form of Common Stock Purchase Warrant issued in connection with the Consulting Agreement

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Moores Rowland Mazars, independent auditors

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)	—